EXHIBIT 77M

On September 10, 2012, the Registrant acquired substantially all of the assets and liabilities of the Fifth Third High Yield Fund and the Fifth Third Total Return Bond Fund, each an investment portfolio of Fifth Third Funds, another registered open-end investment company, pursuant to an Agreement and Plan of Reorganization dated May 23, 2012 (the "Agreement") and approved by the shareholders of the Fifth Third Funds (the "Reorganizations"). The Reorganizations were accomplished through a tax-free exchange of an equal aggregate value of
newly-issued common shares of the Registrant.   The Boards of
Trustees of each of the Registrant and the Fifth Third Funds approved its respective Reorganization.
On June 15, 2012, in connection with the Reorganizations, the Registrant filed a Preliminary Registration Statement on Form N-14 (the "N-14 Registration Statement'). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganizations by the shareholders of the Fifth Third Funds. A filing on Form 497 was made on July 23, 2012. Post-Effective Amendment No. 1 to Form N-14 was filed on July 25, 2012. The N-14 Registration Statement as amended was declared effective by the Commission on September 10, 2012.
On September 10, 2012 (the "Closing Date"), pursuant to the Agreement, the following acquisitions occurred:
1.	 Net assets of the Fifth Third High Yield Bond Fund
valued at  $100,300,105 (9,889,476 shares outstanding)
were transferred  for 9,889,476 newly issued shares of
the Touchstone High Yield Fund, a series of the
Registrant;
2.	Net assets of the Fifth Third Total Return Bond Fund
valued at $162,397,667 (16,960,896 shares outstanding) were transferred for 16,960,896 newly issued shares of the Touchstone Core Bond Fund;
The Fifth Third Funds filed an application for deregistration under the Investment Company Act of 1940, as amended (the "1940 Act"), on form N-8F on November 9, 2012.
A copy of the Agreement is attached to this form as part of the Exhibit to sub-item 77Q.